Exhibit 10.3

CUSTOM WINEMAKING AND BOTTLING AGREEMENT

This agreement is made and entered into as of

this day of September, 2019,

by and between

FIOR DI SOLE, LLC, a California limited liability company (“Fior di Sole”), and FRESH

GRAPES, LLC, a Texas limited liability company dba - (“Customer”).

WHEREAS, Customer owns the rights to use the name “FRESH VINE” (“Wine Trade Name”) in the marketing, promotion, and sale of wine, and wants to produce wine for retail sales under this name, but wants to reduce its expenses by utilizing Fior di Sole’s resources, wine production and bottling facilities, equipment and personnel; and,

WHEREAS, Fior di Sole wants to accommodate Customer while maintaining the orderly operation of its own winemaking activities and its ability to offer services to Customer and others; and,

WHEREAS, the parties acknowledge that these goals can be best accomplished by clearly defining and structuring their relationship and the services provided by Fior di Sole to Customer;

NOW, THEREFORE, the parties hereto agree as follows:

1. Nature of Agreement. In consideration of payment by Customer, Fior di Sole agrees to: provide Customer with bulk wine; blend and finish the wine using industry accepted practices; bottle, stop, label and package the wine; and, make the wine available for delivery at Fior di Sole’s facilities located at 2545 Napa Valley Corporate Drive, Napa, California (“Fior di Sole’s Facilities”).

2. Responsibilities of Parties.

2.1 Wine Selection.

2.1.1 Initial Sale of Wine. The initial sale under this Agreement shall consist of the wine identified in the Blanket Sales Order attached hereto as Exhibit A, and incorporated into this Agreement by this reference (“Initial Wine”).

2.1.2 Subsequent Sales of Wine. The parties acknowledge that Customer may wish to purchase from Fior di Sole and Fior di Sole may wish to sell to Customer additional wine. Subject to the parties’ mutual agreement for each subsequent purchase, Fior di Sole shall supply Customer with an Blanket Sales Order similar in form to that attached as Exhibit A to this Agreement. Unless expressly agreed to in writing, all future Wine sales from Fior di Sole to Customer will be subject to the terms and conditions set forth in this Agreement, and the respective subsequent Blanket Sales Order. Nothing herein shall obligate either party to any subsequent purchase or sale of Wine.

2.1.3 The term “Wine” as used in this Agreement, shall refer to all Initial Wine and all wine described in each subsequent Blanket Sales Order.

2.2 Wine Samples.

2.2.1 Sales Samples. Customer acknowledges that it has received samples of the Initial Wine (“Sales Samples”), and has approved the Initial Wine based on those Sales Samples. Fior di Sole confirms and warrants that the Sales Samples are true and accurate samples of the Initial Wine. For all subsequent orders, Fior di Sole shall provide Customer with Sales Samples of each Wine prior to the execution of an Blanket Sales Order. Following acceptance by Customer of Sales Samples, the composition of the Wine for the respective order shall be fixed and shall not change absent mutual agreement in writing. Customer’s signature on each subsequent Blanket Sales Order shall confirm Customer’s approval and acceptance of the Wine described in that Blanket Sales Order.

2.2.2 Confirmation Samples. Fior di Sole shall provide Customer with additional samples of each Wine (“Confirmation Samples”) prior to Bottling.

2.2.3 Buyer Rejection. Customer shall have five business days following its receipt of Confirmation Samples to reject a Wine. Customer may reject a Wine under this section 2.2.3 based only on objective, analytical flaws represented by a third party enological testing service such as ETS Laboratories.

2.2.4 Notice of Rejection. If Customer elects to reject Wine based on Confirmation Samples, it shall provide Fior di Sole with written Notice of its rejection no later than five (5) business days after receipt of the Confirmation Samples. Failure by Customer to provide Fior di Sole with written Notice of rejection within this period shall constitute acceptance of the Wine by Customer.

2.2.5 Following Rejection. Upon rejection of any Wine for good cause pursuant to Section 2.2.3, Fior di Sole shall refund to Customer 100% of the purchase price then paid for the rejected Wine.

2.3 Processing of Wine. Fior di Sole shall provide all materials, supplies, equipment, and services necessary to finish processing the Wine to prepare it for bottling, according to accepted winemaking practices. Fior di Sole shall, in its sole discretion, determine the processes and methods of finishing the processing of the Wine. Fior di Sole shall, in its sole discretion, determine when the Wine is finished and ready for bottling.

2.4 DBA Registration. Fior di Sole shall take all procedural steps necessary to register the Wine Trade Name as a dba of Fior di Sole for use in the processing and bottling of the Wine, as required by the U.S. TTB, and for no other purpose. However, Fior di Sole does not warrant that the Wine Trade Name is entitled to such dba registration, and Fior di Sole shall not be liable to Customer or any third party for any costs, fees, delays, lost income, lost profits, or any other damages sustained by Customer as a result of a failure to obtain or delay in obtaining such registration based on a substantive issue with the use of the Wine Trade Name. All fees and other costs incurred by Fior di Sole relating to such dba registration shall be paid by Customer.

2.5 Labels.

2.5.1 Customer shall bear sole responsibility and all risks associated with obtaining labels for the Wine. Designation on the Blanket Sales Order of the party responsible for supplying labels refers only to the party responsible for procuring the printed labels. The terms of this Section 2.5 shall apply regardless of whether labels are designated Fior di Sole Materials or Customer Materials on the Blanket Sales Order.

2.5.2 Customer shall bear sole responsibility for designing all labels required by Customer for all Wine. Customer shall, at its earliest opportunity, provide Fior di Sole with a sample label either in .JPG or .TIFF computer file format (“Sample Label”).

2.5.3 Within 5 business days of receiving the Sample Label, Fior di Sole shall submit to the TTB an application for Certification of Label Approval (COLA) for the Sample label. Customer shall bear sole responsibility for any substantive delay or rejection of. COLA.

2.5.4 Fior di Sole shall notify Customer, in writing within 3 business days of receiving notification from the TTB of either acceptance or rejection of the Sample Label.

2.5.5 Customer shall bear sole responsibility for ensuring that all labels provided hereunder conform to the COLA.

2.5.6 All fees and other costs incurred by Fior di Sole relating to such COLA shall be paid by Customer.

2.5.7 If any Blanket Sales Order designates Fior di Sole as the party responsible for obtaining labels, the following terms shall apply:

(i) Customer shall supply Fior di Sole with final label artwork in both Adobe Illustrator and PDF formats. Such final artwork must “call out” all aspects of label design. Any aspect not called out in the final artwork supplied by Customer to Fior di Sole shall not be part of the printed label. Customer acknowledges that until Customer supplies Fior di Sole with final artwork, Fior di Sole may, in its sole discretion, postpone the Estimated Bottling Date;

(ii) Fior di Sole shall procure labels consistent with the final artwork;

(iii) Customer shall reimburse Fior di Sole the actual costs incurred in procuring labels plus a 20% administrative fee (collectively “Label Fees”).

(iv) If at any time after Customer has provided Fior di Sole with final artwork, Customer elects to make any changes to the label artwork:

a.	Fior di Sole may, in its sole discretion, postpone the Bottling Date; and,

b.	Fior di Sole may, in its sole discretion, transfer to Customer responsibility for procuring labels; and,

c.	Customer shall reimburse Fior di Sole for all costs incurred thus far relating to the procurement of labels, plus 20% administrative fee.

2.6 Customer Materials.

2.6.1 Customer shall ensure that all materials to be supplied by Customer pursuant to the Blanket Sales Order (“Customer Materials”) are delivered to Fior di Sole’s Facilities in good and serviceable condition no later than 10 days prior to the Estimated Bottling Date.

2.6.2 Customer shall further ensure that all Customer Materials conform to Fior di Sole’s equipment specifications provided to Customer with the Blanket Sales Order. Customer shall bear sole responsibility for any and all delay caused by Customer’s provision of any materials that do not conform to Fior di Sole’s equipment specifications, including but not limited to payment of Storage Fees as provided in Section 8.2.2 here in below.

2.6.3 If all materials except labels are available on the Scheduled Bottling Date, or if Customer is responsible for providing labels and the labels supplied prove defective during bottling, then Fior di Sole may, in its sole discretion, elect to:

(i) Continue bottling the Wine on the Scheduled Bottling Date in unlabeled bottles (“Shiners”); and,

(ii) Reschedule the Wine for labeling on a subsequent date subject to the availability of Fior di Sole’s bottling line; and,

(iii) Charge Customer an additional labeling fee of $4.50 per case (“Labeling Fee”), plus Storage Fees pursuant to Section 8.2 herein below.

2.7 Fior di Sole Materials. Fior di Sole shall procure and have ready in a timely manner all materials to be provided by Fior di Sole pursuant to the Blanket Sales Order (“Fior di Sole Materials”). With the exception of labels, as provided for in Section 2.5 herein above, unless otherwise set forth in the Blanket Sales Order, Fior di Sole shall in its sole discretion select all Fior di Sole Materials. Customer may only reject Fior di Sole’s Materials based on an objective flaw in material or workmanship and not for any other reason, including but not limited to aesthetic or design.

3. Scheduling.

3.1 Estimated Bottling Date. Fior di Sole has undertaken to estimate the date on which bottling of the Initial Wine can take place and has provided such estimate to Customer on the Blanket Sales Order (“Estimated Bottling Date”). For all subsequent orders, Fior di Sole shall undertake to estimate the date on which bottling of the Wine described in those orders can take place and to provide such estimate to Customer on subsequent Blanket Sales Order.

3.2 Delays. Fior di Sole will take all reasonable steps to ensure that the Wine is bottled on the Estimated Bottling Date. However, the date on which the Wine is actually bottled depends on a variety of factors beyond Fior di Sole’s control, including: receipt of Customer Materials and payment from Customer; COLA approval by and dba registration with the U.S. T.T.B.; and, receipt of Fior di Sole Materials from third party suppliers. Customer therefore acknowledges that the identification of the Estimated Bottling Date is for informational purposes only, and is not a deadline for bottling of the Wine. Customer further acknowledges that Fior di Sole does not guarantee or warranty that the Wine will be bottled on the Estimated Bottling Date, and shall not be liable to Customer or to any third party for any delays in the bottling of the wine which delays are caused, in whole or in part by events and circumstances outside of Fior di Sole’s control.

3.3 Bottling. No later than 14 calendar days prior to the Estimated Bottling Date, Fior di Sole shall either confirm the Estimated Bottling Date, or provide Customer with a revised Estimated Bottling Date, and the reasons for the revision. Fior di Sole shall notify Customer within 3 business days after the completion of the bottling of the Wine (“Actual Bottling Date”).

3.4 Delivery of Wine. Customer shall take delivery of the Wine F.O.B. Napa Valley Corporate Drive, Napa, California (“Fior di Sole’s Facilities”), no later than 7 calendar days after the Actual Bottling Date. Failure by Customer to take delivery by the due date set forth in this Section 3.4 shall result in Storage Fees as set forth in Section 8.2 herein below.

4. Responsibility and Control. Fior di Sole acknowledges that it is solely responsible for its winery recordkeeping and reporting, occupational and excise taxes, and for any violations of the laws and regulations governing wine production activities on its premises during the term of this Agreement.

5. Winery Personnel. Customer hereby contracts with Fior di Sole to perform cellar work to be done in Fior di Sole’s Facilities. Customer acknowledges that at any time Fior di Sole’s employees, owners, officers, consultants or agents are performing services for Customer, Fior di Sole is acting as Customer’s independent contractor. Only Fior di Sole’s employees, owners, officers, consultants and agents can perform work on and operate equipment for Customer’s Wines while at Fior di Sole Facilities during the course of this Agreement, including bottling.

6. Use of Chemicals. Fior di Sole shall comply with the requirements of California Proposition 65 (Safe Drinking Water and Toxic Enforcement Act of 1986), including the continually updated list of chemicals and substances which pose a significant risk of cancer or reproductive toxicity via ground water, food, environment, occupational or other contamination.

Fior di Sole shall comply with all applicable laws set forth in the California Food and Agriculture Code, the Federal Food, Drug and Cosmetic Act, and regulations issued pursuant to either. Fior di Sole shall indemnify and hold Customer free and harmless from any cost, expense, loss, claim or demand, including attorneys’ fees arising out of, resulting from or in any way connected with the breach of Fior di Sole of any of the foregoing warranty.

7. Price. Customer shall pay fees for the Wine as set forth in the Blanket Sales Order, and pursuant to the payment terms of Section 10 herein below.

8. Wine Delivery and Storage Fees.

8.1 Delivery of Wine. Delivery of the Wine shall be F.O.B. Fior di Sole’s Facilities. Delivery of the Wine is expressly conditioned on Customer remitting to Fior di Sole the Second Payment, as defined in section 10.2 herein below. Customer shall take delivery of all Wine described in any single Blanket Sales Order at a single time. Multiple deliveries of Wine described in any single Blanket Sales Order shall result in an additional charge to Customer as set forth in the Blanket Sales Order . Customer shall be solely responsible for making all arrangements for pick-up and shipping of the bottled Wine from Fior di Sole’s Facilities, and shall be solely responsible for all processing, shipping and handling fees for such bottled Wine. Customer may take delivery during normal business hours (Monday through Friday, 8:30 a.m. to 4:30 p.m. excluding holidays), upon 48-hour scheduling notice.

Fior di Sole shall be responsible for loading Wine onto Customer or Customer’s agents’ trucks, using Fior di Sole employees and equipment. No Wine shall be loaded by individual case. All Wine shall be loaded in cases bound to pallets. Customer shall ensure that any and all trucks hired for purposes of transporting the Wine from Fior di Sole’s Facilities shall be of sufficient size and capacity to load full pallets.

8.2 Storage Fees.

8.2.1 No Storage Facility. Customer acknowledges that Fior di Sole: has limited production space; is servicing other customers; and, is not in the business of storing wine. Customer further acknowledges that for these reasons, Fior di Sole would incur significant additional costs and/or damages if required to store Customer’s Wine either: (a) for periods of longer than 7 days between the Estimated Bottling Date and the Actual Bottling Date; (b) for periods of longer than 7 days following the Actual Bottling Date; and/or (c) between the bottling of Shiners and the date of labeling pursuant to Section 2.6.3.

8.2.2 Storage Fees. Customer agrees to pay to Fior di Sole, in addition to any and all other sums due under this Agreement and any subsequent Blanket Sales Order, Storage Fees in the amount of $0.50 per case per calendar month, or any portion thereof, for any or all of the following:

(i) The period between the seventh day following the Estimated Bottling Date and the Actual Bottling Date, where the delay between the Estimated Bottling Date and the Actual Bottling Date is caused in whole or in part by Customer; and,

(ii) The period between the seventh day following the Actual Bottling Date, and the date on which all Wine from the respective Blanket Sales Order is delivered; and,

(iii) Where Customer fails to timely provide labels, or provides defective labels, then subject to Fior di Sole’s election pursuant to Section 2.6.3, the period between the Actual Bottling Date of Shiners, and the date of labeling the wine, plus the period between the seventh date following the date of labeling and the date on which all Wine from the respective Blanket Sales Order is delivered.

8.2.3 Storage Fees Reasonable. Customer acknowledges that due to Fior di Sole’s limited storage capacity, this rate is reasonable despite the fact that it is significantly higher than the market rate for wine storage.

8.2.4 Customer Not Responsible for Fior di Sole’s Delays. Notwithstanding the terms set forth in this Section 8.2, Customer shall not be responsible for any Storage Fees due or incurred because of delays caused exclusively by Fior di Sole, or its ability to offer a timely Estimated Bottling Date.

9. Transfer of Wine and Excise Tax.

9.1 Bond to Bond or Tax-Paid Transfer. The Wine shall be delivered to Customer either Bond to Bond or Tax-Paid, as set forth on the Blanket Sales Order.

9.2 Bond to Bond Transfer. Where the Blanket Sales Order calls for a Bond to Bond transfer of Wine, Customer shall be responsible for providing Fior di Sole, no later than the Estimated Bottling Date with the name and TTB Bond number of the facility to which the Wine is being transferred. Fior di Sole cannot deliver wine under a Bond to Bond Transfer without a valid TTB Bond Number for the receiving facility. Customer shall bear sole responsibility for any and all Storage Fees pursuant to Section 8.2 of this Agreement, as well as all other costs, fees, damages, and other claims arising from or relating to Customer’s failure to timely provide Fior di Sole with a valid TTB Bond number for the receiving facility.

9.3 Tax-Paid Transfer.

9.3.1 Estimated Excise Tax. Where the Blanket Sales Order calls for a Tax-Paid Transfer, Fior di Sole shall provide to Customer, on the Blanket Sales Order, an estimate of the excise taxes that will be due to be paid to the U.S. 7B, and California ABC for the Wine (“Estimated Excise Tax”). Customer acknowledges that the actual excise taxes due will be based on the gallonage of Wine actually bottled, and therefore may differ from the Estimated Excise Tax.

9.3.2 Actual Excise Tax. Immediately following the Actual Bottling Date, Fior di Sole shall calculate the actual excise tax due based on the actual volume of Wine bottled (“Actual Excise Tax”). Fior di Sole shall invoice Customer for this amount with the notice of Actual Bottling Date provided for in section 3.3 here in above, and Customer shall be responsible for advancing to Fior di Sole funds equal to the amount calculated for the excise tax (“Excise Tax Payment”) as provided in Section 10.2 here in below.

Fior di Sole shall, upon receipt of the Excise Tax Payment, file all necessary paperwork with the TTB and ABC, and remit payment for the excise tax for the Wine. If the actual excise tax due for the Wine exceeds the Excise Tax Payment, Fior di Sole shall invoice Customer in the amount of the difference, pursuant to Section 10.3 herein below. If the actual excise tax due for the Wine is less than the Excise Tax Payment, Fior di Sole shall credit the difference to Customer and against Customer’s remaining balance.

9.4 Foreign Tax. Customer shall bear sole responsibility for complying with all tax reporting requirements of, and for payment of any and all taxes and tariffs, including but not limited to excise, import/export, and sales tax imposed by and/or due and payable to any foreign U.S. state (e.g. other than California) or nation (e.g. other than the U.S.).

10. Payment.

10.1 Deposit.

10.1.1 Initial Wine. Customer shall, together with delivery of an executed copy of this Agreement, remit payment to Fior di Sole in the amount of 50% of the total amount due for the Initial Wine as a NON-REFUNDABLE deposit (“Deposit”).

10.1.2 Subsequent Wines. For each Subsequent Wine, Customer shall, together with an executed copy of each subsequent Blanket Sales Order, remit payment to Fior di Sole in the amount of 50% of the total amount due for the Wine covered by that Blanket Sales Order as a NON-REFUNDABLE deposit (“Deposit”).

10.1.3 Fior di Sole’s Obligations Conditioned on Deposit. All of Fior di Sole’s obligations, duties, responsibilities, and covenants under this Agreement are expressly conditioned on receipt by Fior di Sole of the Deposit.

10.2 Second Payment. Customer shall remit, no later than 7 days following the Actual Bottling Date, a second payment to Fior di Sole in the amount of: (a) the remaining 50% of the total amount due for the Wine under the respective Blanket Sales Order; plus, (b) the Excise Tax Payment; plus, (c) any Storage Fees incurred; plus, (d) any Label Fees pursuant to Section 2.5.7; plus (e) any Labeling Fees pursuant to Section 2.6.3(iii); plus, (d) any late fees then owing pursuant to section 10.4 herein below.

DELIVERY OF THE WINE IS EXPRESSLY CONDITIONED

ON CUSTOMER REMITTING THE SECOND PAYMENT TO FIOR DI SOLE.

10.3 Subsequent Invoicing. All costs and fees incurred by Customer to Fior di Sole following the Second Payment shall become due and owing from Customer to Fior di Sole immediately upon invoice. Except for payment otherwise provided for in this Agreement, Invoice balances paid by Customer within 30 days of the Invoice date shall be timely, and shall bear no late charges.

10.4 Late Fees. All balances paid by Customer within the time provided for in this Agreement shall bear no late charges. Any costs, fees, or other amounts owing from Customer to Fior di Sole and unpaid on the deadline for payment set forth in this Agreement shall be subject to monthly accruing late charges computed by applying a monthly periodic rate or rates to the past due amounts, less any payments made and credits applied during that month (“Late Fee”). The monthly periodic rate shall be one and one-half percent (1.5%), resulting in a corresponding annual percentage rate of eighteen percent (18%).

10.5 Deposits Not Refundable. Customer acknowledges that Fior di Sole will incur significant costs and fees associated with its procurement of Wine and Fior di Sole Materials, preparation for bottling, bottling, and storage of the Wine. For this reason, Customer agrees that, except as explicitly set forth in Section 2.2.5 herein above, the Deposit is non-refundable in order for Fior di Sole to recoup some of its costs incurred. The Deposit is not intended as liquidated damages. Nothing herein shall limit Fior di Sole from claiming and pursuing recovery of any and all amounts that it may be entitled to under any claim of Customer breach of this Agreement or any other theory at law or in equity.

11. Title Transfer. It is expressly agreed that title to the Wine shall pass to Customer upon delivery. Fior di Sole hereby warrants that after Customer has paid Fior di Sole in full, title to such Wine shall be free of any encumbrances, liens or security interest created by Fior di Sole or any third party, and clear of any financing agreement between Fior di Sole and any third party. Fior di Sole hereby warrants that Fior di Sole shall make all payments due for the purchase of the bulk wine used to make the Wine, and Fior di Sole further agrees to hold Customer harmless and indemnify Customer from any claims arising out of Fior di Sole’s actual or alleged failure to pay for grapes, or bulk wine used to make Customer’s Wine.

12. Insurance Produced by Customer. Customer shall provide, at its sole cost and expense, insurance to be effective on the Estimated Bottling Date. Such insurance shall cover the Wine awaiting delivery at Fior di Sole facility against destruction by fire, theft, vandalism, act of God or other cause, for the period of time in which such wine remains at Fior di Sole’s facility. Fior di Sole shall be named an additional insured on any such insurance and Customer shall provide a waiver of Customer’s subrogation rights. A Certificate of Insurance is required as proof of the existence of insurance. Any loss of such wine awaiting delivery at Fior di Sole that occurs as a result of any negligence by Fior di Sole shall be the responsibility of Fior di Sole; provided, however, that Fior di Sole’s liability shall be limited solely to damages in excess of insurance proceeds to which Customer is entitled, and for purposes of calculating Fior di Sole’s liability, damages shall be measured by the market value of bulk wine at the time of negligence, used to produce Customer’s Wine, exclusive of consequential damages of any sort, including, but not limited to, loss of profits, business disruption, loss of good will, marketing or advertising expense, profit or overhead.

13. Failure to Perform Due to Certain Causes. In the event either Fior di Sole or Customer is compelled to reduce or suspend its operations or to cease performance of its obligations hereunder because of the passage hereafter of any laws or regulations, or because of any legal or administrative proceedings of any government or governmental agency, court or administrative agency order, strikes, boycotts, lockouts, other labor disturbances, interruption of power, Fior di Sole’s temporary or permanent lack or loss of processing capacity for reasons outside Fior di Sole’s reasonable control, fire, explosion, catastrophe, then the party so affected shall, while so affected, be relieved to the extent thus prevented from performing its obligations hereunder. In such event, such party shall take all reasonable measures to remove the disability, is possible, and resume full performance hereunder at the earliest possible date. If the inability to perform continues for more than ten days during the grape delivery season, or for more than 30 days at any other time, either party may terminate this Agreement upon written notice to the other party.

14. Indemnification by Fior di Sole. Fior di Sole hereby agrees to defend and indemnify Customer, its directors, officers, and employees harmless from any claims, demands, suits or actions for injury, damages, loss or expense, including reasonable attorneys’ fees, asserted against Customer and related to, caused by, or arising out of the failure of Fior di Sole to conform to Fior di Sole’s customary winemaking processes, or arising out of negligence of Fior di Sole, its agents or employees with respect to the production, and bottling of the wine produced and bottled under this Agreement. This duty to defend and indemnify shall not extend to any claim, demand, suit or action covered by the insurance to be provided by Customer pursuant to this Agreement, and shall not include any consequential damages such as lost profits or damage to goodwill.

15. Intellectual Property.

15.1 Customer Rights to Intellectual Property. Customer hereby warrants and represents that it enjoys and owns all necessary rights to use the Wine Trade Name in connection with the production, bottling, labeling, packaging, promotion, marketing, and sale of wine. Customer hereby further warrants and represents that it enjoys and owns all necessary rights to use every other trademark, trade name, trade dress, brand identifier, image, or copyrighted material included on any label, capsule or other packaging provided by Customer to Fior di Sole for use in the production, bottling, labeling, packaging, marketing, promotion, sale or export of the Wine.

15.2 Indemnification for Use of Intellectual Property. Customer hereby agrees to defend, indemnify, and hold harmless Fior di Sole, its owners, affiliates, directors, officers, and employees from and against any and all claims, demands, suits or actions for injury, damages, loss or expense, including reasonable attorneys’ fees, asserted against Fior di Sole by any party based on use of the Wine Trade Name, and/or any other trademark, trade name, trade dress, brand identifier, image, and/or copyrighted material used in connection with the production, bottling, labeling, packaging, marketing, promotion, sale, or export of the Wine; whether such suit is brought under U.S., state, or foreign trademark law, anti-trust law, or any other authority.

15.3 Fior di Sole’s Rights to Intellectual Property. Fior di Sole agrees that nothing in this Agreement conveys or bestows upon Fior di Sole any rights or claim of right in or to the Wine Trade Name, or in or to any other trademark, trade name, trade dress, or other brand identifier included on any label or capsule provided by Customer for the Wine, except as specifically required to fulfill Fior di Sole’s obligations under this Agreement.

16. Relationship of Parties. It is understood, agreed and intended by the parties that in performing this Agreement, the parties are each separately and independently carrying out their respective business, that this Agreement does not and shall not create or constitute a partnership or joint venture between them, or a principal/agent relationship, and that each is and shall be as to each other an independent contractor and not an employer/employee. This Agreement shall at all times be read, interpreted and applied in accordance with that intent.

17. Amendment. Any changes in this Agreement that may be reasonably required to carry out the understanding and intent of the parties shall be promptly embodied in a supplement or amendment to this Agreement to be signed by both parties. No change shall be valid unless it is in writing and is signed by the parties.

18. Warranties.

18.1 Fior di Sole. In addition to such other warranties expressly set forth in this Agreement, Fior di Sole warrants that: (a) the Wine will be as described in the Blanket Sales Order ; (b) that the samples provided to Customer pursuant to section 2.2 hereinabove will be taken from the respective Wine; (c) the Wine shall not be contaminated or adulterated within the meaning of the California Food and Agricultural Code and pure within the meaning of the Federal Pure Food and Drug Act; (d) the Wine produced for Customer under this Agreement shall be made in accordance with all applicable Federal and State of California regulations; (e) Fior di Sole has obtained all necessary permits and licenses required for it to perform its obligations under this Agreement and to produce and bottle the Wine; and, (f) Fior di Sole will make all payments owed to growers and bulk wine sellers for the grapes and/or bulk wine delivered to Fior di Sole when such payments are due.

18.2 Disclaimer. Other than expressly set forth herein, Fior di Sole makes no other warranty or representation regarding Wine. Fior di Sole is obligated to provide competent workmanship according to the prevailing quality standards in the California wine industry. However, because wine quality is strongly affected by factors outside of the control of any winery, such as growing conditions and seasonal variation, Fior di Sole makes no wine sensory quality guarantees including, but not limited to, taste and aroma. Through its signature below, Customer acknowledges that change in chemical profile and character over time is an inherent attribute of wine. As a result, Wine’s character and chemistry panel may change during the period between Customer’s receipt of samples and the date on which Wine is delivered to Customer. The risk of change during this period shall be borne by Customer under this Agreement, and Customer acknowledges that any such change shall not relieve it of its obligations under this Agreement, including its obligation to pay Fior di Sole for Wine.

18.3 Disclaimer of Implied Warranties. THE WINE SOLD UNDER THIS AGREEMENT IS PURCHASED BY THE CUSTOMER “AS IS” AND FIOR DI SOLE DOES NOT WARRANT THAT IT CAN BE USED FOR ANY PARTICULAR PURPOSE.

18.4 Customer. In addition to such other warranties expressly set forth in this Agreement, Customer warrants that it has obtained all necessary permits and licenses required for it to perform its obligations under this Agreement and to own and sell its wine produced under this Agreement.

19. Term of Agreement. The term of this Agreement shall commence on the date of complete execution. The Agreement shall terminate upon complete delivery to Customer of all Wine identified in the Blanket Sales Order unless renewed or extended. The term of this Agreement shall be deemed extended and/or renewed upon mutual execution of one or more subsequent Blanket Sales Orders.

20. Notices. Any notices that are required to be sent or permitted to be given to another party under this Agreement shall be in writing, and shall be provided in person or sent by U. S. mail to the address shown below. Notices are effective upon receipt:

Fresh Grapes:	10440 N. Central Expressway, Suite 1400
Dallas, TX 75231

Fior di Sole:	Fior di Sole
P.O. Box 6860
Napa, CA 94581

21. Waivers. No failure or omission by either party to insist upon or enforce any of the terms hereof shall be deemed a waiver of such terms unless the same shall be in writing and signed by the waiving party. Waiver of a term or default at any time shall not be deemed a waiver of any other term of default, or of the same term or default at another time.

22. No Assignment. This Agreement may not be assigned or transferred, whether voluntarily or by operation of law, in whole or in part, by either of the parties, without the prior written consent of the other. Any purported assignment or transfer without such consent shall be null and void at the option of the non-assigning party.

23. Time. Time is of the essence of this Agreement and each and every provision thereof.

24. Article Headings. The titles contained in article headings of this Agreement are merely for convenience and are not intended to give notice of all of the matter in the articles following such titles. Said titles do not constitute any part of this Agreement and are not to be considered in its interpretation.

25. Severability of Agreement. If any part or parts of this Agreement are found to be illegal or unenforceable, the remainder shall be considered severable, shall remain in full force and effect, and shall be enforceable.

26. Governing Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with, and be subject to, the laws of the State of California. The parties agree that the exclusive venue for any action brought by either party relating to this Agreement shall be in the Superior Court of California in and for the County of Napa, or if necessary to address questions of federal law, the U.S. District Court for the Northern District of California.

27. Attorneys’ Fees. In the event any party hereto shall institute legal proceedings hereunder, pursuant to, or in connection with this Agreement, or any representation, warranty or covenant herein given, the prevailing party shall be entitled to recover in such proceedings its costs and reasonable attorneys’ fees.

28. Entire Agreement. This Agreement, including Exhibit A and any subsequent Blanket Sales Orders constitute the complete agreement between the parties hereto with respect to the subject matter hereof, and no representations or understandings other than those herein expressed shall add to, vary or modify the agreement between the parties with respect to the subject of this Agreement unless such addition, variance or modification is made in writing and signed by the parties hereto. In the event that any term in this Agreement conflicts with a term set forth in any Blanket Sales Order, this Agreement shall control.

29. Authority. The Parties warrant that the execution of this Agreement, and the covenants, representations warranties promises and releases created hereunder, have been duly authorized by all necessary corporate, partnership or other necessary action and that the person signing this Agreement has full authority to do so.

30. No Publicity. Neither party shall make any public announcements (other than those legally required) related to this Agreement or the operations performed under this Agreement without the written consent of the other party.

31. No Marketing and Sales. The use of the Fior di Sole’s facilities by the Customer is for wine production only. The Customer agrees that no sales and marketing activities will occur on the premises for distributors, brokers, trade, journalists or consumers.

32. Confidentiality. Fior di Sole agrees not to directly or indirectly, use, publish, disseminate, distribute or otherwise disclose any Confidential Information of Customer; provided, however, that Fior di Sole may disclose Confidential Information of Customer: (a) with Customer’s prior written consent; (b) to Fior di Sole’s affiliates, owners, members, directors, managers, officers, employees, auditors, counsel, and subcontractors; (c) as may be required by any governmental authority, provided that Fior di Sole gives notice of such requirement to the Customer; (d) as may be required in respect to an summons or subpoena or in connection with any litigation or other judicial process; (e) for any purpose necessary to fulfill Customer’s obligations under this Agreement; and (f) in order to comply with any applicable law, order, regulation, or ruling. The term “Confidential Information” means any confidential or proprietary information of Customer or specific information related to the operation of Customer’s business, including, but not limited to, plans, customers, vendors, notes, reports, studies, records, data, policies, documents, correspondence, files, recipes, ingredients and similar material and information owned by Customer or used in the course of its business and received by Fior di Sole in connection with this Agreement; provided, however, Confidential Information shall not include information (i) already known by Fior di Sole without an obligation of confidentiality, (ii) publicly known or which becomes publicly known through no act of Fior di Sole in violation of this Agreement, (iii) rightfully received by Fior di Sole from a third party without an obligation of confidentiality to Customer or any other party, or (iv) independently developed by Fior di Sole without use of Customer’s Confidential Information. Upon termination of this Agreement, or at any time upon the request of Customer, Fior di Sole will promptly, after receipt of written notice, deliver to Customer all documents, data, and other information in its possession that contains Confidential Information of Customer or make such other reasonable disposition thereof as Customer may direct.

Fior di Sole acknowledges and agrees that the restrictions set forth in this section 32 are reasonable and necessary to protect Customer’s legitimate interest and that Customer would not have entered into this Agreement in the absence of such restrictions. Fior di Sole further agree that the violation of this section 32 will result in irreparable injury to Customer, and that Customer’s remedy at law for any violation or threatened violation of this section 32 will be inadequate and that in the event of any such breach or threatened breach, Customer, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and permanent injunctive relief without the necessity of proving actual damages or posting bond.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized officer, have set their hands hereunto the day and year first hereinabove written.

FIOR DI SOLE, LLC

/s/ Darla De Conti
By:	Darla De Conti
Member Manager
Dated 12/10/19

CUSTOMER

/s/ Damian Novak
By:	Damian Novak
Its:	Member
Dated 12/3/19